Exhibit 3.7

ARTICLES OF AMENDMENT
TO THE ARTICLES OF INCORPORATION OF
VIRTRA SYSTEMS, INC.

Pursuant to section 4.04 of the Texas Business Corporation Act, the undersigned corporation adopts the following articles of amendment to its articles of incorporation:

ARTICLE I

The name of the corporation is VirTra Systems, Inc. (the “Company”).

ARTICLE II

The following amendment to the articles of incorporation was adopted at a meeting of the shareholders of the Company on September 21, 2001. The amendment changes paragraph (A) of ARTICLE FOUR of the original articles of incorporation, and the full text of paragraph (A) of ARTICLE FOUR of the articles of incorporation of the Company, as amended, shall read as follows:

“(A) Authorized Capital Stock. The aggregate number of shares of all classes of stock the Company shall have authority to issue is 102,000,000 consisting of and divided into:

  one class of 100,000,000 shares of Common Stock, par value $0.005 per share (the “Common Stock”); and

  one class of 2,000,000 shares of Preferred Stock, par value $0.005 (the “Preferred Stock”), which may be divided into and issued in one or more series, as hereinafter provided.”

ARTICLE III

The number of shares of the Company outstanding at the time of such adoption was 14,462,269, and the number of shares entitled to vote on the amendment was 14,462,269.

ARTICLE IV

The number of shares voted for such amendment was 10,030,604, and the number of shares voted against such amendment was 108,300.

Executed on the 25th day of June, 2002.

VIRTRA SYSTEMS, INC.

by:
L. Kelly Jones, chief executive
officer

J597-00Art.Amd.